Exhibit 5.2

Closed-End Funds and Market Value Structures Rating Criteria

Master Criteria

This criteria report replaces “Rating Closed-End Funds and Market Value Structures,” dated September 2016.

Related Criteria

Click here to receive Fitch’s forthcoming research on closed-end funds.

Structured Finance and Covered Bonds Counterparty Rating Criteria (May 2017)

Structured Finance and Covered Bonds Counterparty Rating Criteria: Derivative Addendum (May 2017)

Criteria for Country Risk in Global Structured Finance and Covered Bonds (September 2016)

Appendices

Appendix 1: Published CEF Discount Factors

Appendix 2: CEF Liabilities

Appendix 3: Market Value Structures

Appendix 4: Private Equity CFOs

Appendix 5: Puerto Rican CEFs

Appendix 6: Market Value Approach to DF Development

Appendix 7: Example of CEF OC Tests and Rating Analysis

Appendix 8: Rating Non-Market Value Exposures

Analysts

Global

Roger Merritt

+1 212 908-0636

roger.merritt@fitchratings.com

North America

Greg Fayvilevich

+1 212 908-9151

gregory.fayvilevich@fitchratings.com

Brian Knudsen

+1 646 582-4904

brian.knudsen@fitchratings.com

EMEA

Alastair Sewell

+44 20 3530 1147

alastair.sewell@fitchratings.com

Latin America

Davie Rodriguez

+1 212 908-0386

davie.rodriguez@fitchratings.com

APAC

Li Huang

+86 21 5097 3018

li.huang@fitchratings.com

Scope

This criteria report primarily focuses on rating collateralized obligations of U.S. closed-end funds (CEFs) regulated under the Investment Company Act of 1940 (1940 Act). The principles outlined in this criteria report are also applicable to CEFs operating under other regulatory frameworks and other market value structures (MVS) where the primary source of repayment for rated obligations is the liquidation of assets. Examples include Puerto Rican CEFs and pension fund financial obligations (apart from plan beneficiaries). In general, this criteria report is used in assigning ratings where the primary risk is from market value volatility. However, Fitch may supplement its analysis with cash flow analysis for structures that do not have similar market value deleveraging triggers as U.S. CEFs or invest in less liquid assets. Examples of this approach include obligations backed by portfolios of private equity or other alternative fund interests. This criteria report applies to new ratings and for ongoing surveillance, on both international and national scale ratings.

Key Rating Drivers

Stressed Asset Values: The ability of CEFs (and most MVS) to fully meet rated obligations is fundamentally linked to the realizable market value of the fund’s assets, especially in times of market stress. Stress testing a CEF portfolio’s market value is a core element of this rating methodology.

Dynamic Deleveraging/Defeasance a Key Feature: CEFs (and other MVS) typically implement structural deleveraging or liability defeasance mechanisms to protect investors in CEF obligations. The triggers are based on minimum overcollateralization (OC) ratios recalculated on a regular basis, with an allowable cure period before mandatory deleveraging or liability defeasance. Fitch’s criteria consider the frequency and robustness of these mechanisms.

Structural Protections Support Ratings: U.S. CEFs must adhere to leverage restrictions and structural features prescribed by the 1940 Act, which provide a baseline set of protections and a strong legal and regulatory framework. Fitch’s criteria also considers the stressed price volatility of specific asset types, all forms of on- and off-balance sheet leverage, and the level of portfolio diversification.

Discount Factors Drive Coverage: Stressed discount factors (DFs) are applied to specific portfolio assets based on the assets’ historical worst volatility. In turn, the discounted value of the portfolio provides the OC available to rated liabilities. DFs are unchanged in this criteria update.

Importance of Portfolio Diversification: The criteria place heavy emphasis on the fund’s portfolio diversification to limit overall portfolio risk. Portfolio guidelines that allow for higher issuer, industry, currency, sector and/or geographic, concentrations relative to Fitch’s diversification framework will result in lower leverage or lower ratings.

Capturing Economic Leverage: Fitch OC tests seek to capture all forms of CEF leverage, both traditional and economic. Economic leverage includes derivatives, tender option bonds (TOBs) and other off-balance sheet liabilities, many of which are not captured by 1940 Act asset coverage tests.

Recognition of Subordination Risks: The Fitch net OC test captures the effects of subordination that may pose a risk to rated debt and preferred stock. Subordination arises from the presence of senior debt and other obligations in the fund’s capital structure, which may have a first priority on fund assets. Fitch may also make qualitative adjustments in its analysis to account for terms in the transaction documents that effect subordination.

Role of Manager: Fitch assesses the capabilities of the investment manager and relevant third parties to understand whether they are suitably qualified.

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Ratings Assigned to CEF Obligations

Fitch can assign long- and short-term Issuer Default Ratings (IDRs) and issue ratings to financial obligations of CEFs, consistent with the agency’s published ratings definitions. Ratings do not address liquidity in secondary markets.

The long-term credit ratings address the likelihood of full and timely payment of all rated obligations on each payment date and upon optional or mandatory redemption or at maturity. The ratings are based on the key drivers described above.

Fitch may also assign short-term IDRs and issue credit ratings to financial obligations with maturities viewed as short term based on market convention (typically up to 13 months), including obligations that offer a demand feature giving investors the right to demand repayment of the obligation by the fund, a liquidity provider, the guarantor or other financial counterparty on pre-specified dates (e.g. variable-rate demand preferred stock). For the latter, Fitch’s long-term rating addresses the sufficiency of asset coverage, whereas the short-term rating addresses the strength of the demand feature based on the credit quality of the liquidity provider, guarantor or counterparty, and the legal integrity of the demand feature on a review of its terms and conditions.

CEF Debt and Preferred Stock Rated Below Investment Grade

Currently, the majority of Fitch-rated CEFs and MVS carry ‘AAA,’ ‘AA’ or ‘A’ category ratings on their obligations, reflecting the strength of structural protections embedded in those obligations. As such, Fitch does not publish DFs below the ‘BBB’ rating category level. In a scenario where a CEF’s obligations are rated below the ‘BBB’ category, Fitch would evaluate the portfolio, structure and manager on a case-by-case basis, taking into account potential losses.

Structural Protections Support Ratings

The criteria primarily rely on OC triggers and asset liquidation as primary means for repaying rated debt and preferred stock in a stressed scenario. As such, Fitch reviews structural protections in place and the degree to which they incent or require the manager to take such actions, as well as the quality and sufficiency of the asset pool to cover fund obligations. In general, CEF’s with market value liquidation triggers and other MVS expose investors and counterparties to the following risks:

•	Market Risk: The general risk of declines in the market value of portfolio assets, particularly in periods of market stress, such as experienced in 2008.

•	Liquidity Risk: The risk that a security cannot be sold quickly enough in the market to prevent a further loss or can only be liquidated at a large haircut to its intrinsic value. This risk is present in the event of mandatory deleveraging or redemption following a breach of certain asset coverage ratios.

•	Leverage Risk: The risk that leverage carried by the fund will exacerbate market losses allocated to investors and, depending on the exact nature of each form of debt, may also subordinate investors in rated debt and preferred stock.

Assessment of OC

CEFs with rated obligations maintain minimum OC guidelines or asset coverage tests within their governing documents designed to protect against default. Market value-based mandatory redemption/acceleration triggers serve to maintain this credit enhancement and protect holders of notes and preferred stock. OC is measured by discounting the market value of portfolio assets by asset-specific DFs (see Appendix 1). This discounted value of assets is then compared with outstanding leverage and other liabilities. Fitch assigns ratings by analyzing a fund’s minimum asset coverage requirements, applying asset-specific discount factors, relative to Fitch’s CEF criteria.

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Mandatory Deleveraging or Redemption

Fitch’s CEF rating criteria are based on an analysis of deleveraging/defeasance provisions over a pre-specified and limited time frame. Fitch reviews mandatory deleveraging and other collateral maintenance provisions within transaction documents to assess whether CEFs will maintain sufficient OC for debt and preferred stock for a given rating level. Additional provisions CEFs incorporate to increase asset coverage on breaching the tests, such as ceasing distributions to common stockholders until OC is restored, are viewed positively.

Typically, funds incorporate a cure period that gives them time to take voluntary action to correct a breach of asset coverage based on either the 1940 Act or Fitch’s criteria. During this period, funds may sell assets and use proceeds to deleverage the portfolio. Fund managers may also elect to rebalance the portfolio into more liquid, less risky assets. If the manager fails to cure a breach of a test within the prescribed cure period, the governing documents usually require the fund to restore compliance with failed test(s) within a predefined period.

Market Risk Exposure Period

The exposure period is the maximum number of days that obligations of a CEF are exposed to portfolio market value declines. This period is the length of time from the prior valuation date when OC tests were passing, to the last allowable date when any OC test breach must be cured. The exposure period is specified in security legal documents such as note indentures as the sum of the following periods:

•	Valuation Period: The frequency with which the fund calculates coverage ratios to ensure it is passing the tests (typically weekly).

•	Cure Period: The number of days the fund has to cure any breach before entering into a mandatory redemption period (typically 10 business days).

•	Mandatory Redemption Period: The covenanted time allotted for redeeming shares or notes, during which time, funds cannot issue additional leverage or pay common stock dividends (typically 30 days). This period is set to account for mandated shareholder notification periods, auction dates and other structural considerations.

In determining the asset DFs presented in Appendix 1, Fitch used exposure periods of 40–60 business days. Governing documents that specify an exposure period greater than 60 business days may result in more conservative DFs being applied at a given rating level. This will be reviewed on a case-by-case, based on the asset type and the exposure period, in line with the methodology described in Appendix 6. For exposure periods that are not materially greater than 60 days and where historical losses for a particular asset type are in line with those observed for the 40–60 day period, Fitch will apply the discount factors published in Appendix 1. Fitch will evaluate DFs for shorter exposure periods on a case-by-case basis and will apply the DFs published in Appendix 1 unless further analysis is deemed relevant.

Investor Actions to Enforce or Waive Deleveraging

Some CEF transaction documents permit their investors to enforce or waive the fund’s deleveraging and other collateral maintenance procedures when asset coverage tests are breached. Typically, a minimum number of votes by certain investor classes are needed for the actions to become effective.

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Investors are presumed to act to enforce repayment as early as the transaction legally allows. A waiver may extend the length of time investors are exposed to market value volatility of the fund’s portfolio and, therefore, could put negative pressure on the ratings. Additionally, Fitch would evaluate whether such provisions would disproportionately benefit any class of investors at the expense of other rated investor classes.

Bank Credit Facilities and Restricted Payments

For funds that have more than one type of creditor, terms in agreements separate from the obligation Fitch is rating may have an impact on the rated security. The most prevalent example of this is in US taxable CEFs, where Fitch is rating preferred shares, and where the funds utilize a bank credit facility in addition to the rated preferred shares. Some of these agreements may restrict payment to the rated preferred shares upon breach of a preferred shares asset coverage test if the fund is not in compliance with certain covenants or terms specified in the bank credit agreement.

If these kinds of provisions exist and have the potential to extend the deleveraging exposure period to the detriment of the rated preferred shares or cause a delay in payment of dividend or redemption of the preferred shares, Fitch will take it into account in its rating. In this scenario, Fitch will analyze the likelihood and potential impact of these provisions and may assign a lower rating to the preferred shares than would otherwise be implied by other factors. In most situations, this has resulted in preferred shares that may have been rated ‘AAA’ to be instead assigned ‘AA’ ratings, taking into account these restricted payment clauses as well as other unrelated considerations.

CEF OC Tests

1940 Act — Baseline Protection to Rated Debt and Preferred Stockholders

The 1940 Act requires a minimum OC of 200% for total senior debt (including bank loans) and preferred stock leverage and a minimum asset OC of 300% for senior debt leverage. These OC tests are based on current, rather than stressed, market values.

The 1940 Act does not mandate fund deleveraging or defeasance of liabilities on breach of asset coverage but does restrict payments/declaration of common dividends and limits the issuance of new leverage until sufficient 1940 Act-mandated asset coverage is restored. However, fund operating documents usually include mandatory deleveraging/defeasance as a mechanism for curing a breach of the 1940 Act. Therefore, 1940 Act asset coverage ratios, as typically implemented, effectively limit the amount of leverage a fund can maintain. Fitch monitors funds’ compliance with such 1940 Act asset coverage ratios, as they are an important structural protection for investors of rated notes and preferred stock.

The 200% asset coverage ratio for senior debt/bank loans and preferred stock is typically calculated in one of two ways, both of which yield the same result, as shown below:

[Total Assets at MV – Current Liabilities]
=
[All 1940 Act Leverage[a] + Accrued Expenses and Fees on Leverage]
Or
[Common Equity + All 1940 Act Leverage + Accrued Expenses and Fees on Leverage]
=
[All 1940 Act Leverage + Associated Accrued Expenses and Fees]

[a]	1940 Act leverage only includes leverage that funds interpret to be recognized as leverage under Section 18 of the 1940 Act (e.g. preferred stock, notes and bank facility). Other types of leverage, such as reverse-repurchase agreements, mortgage dollar rolls and noncash settled derivatives, are excluded from this test and, instead, follow asset segregation rules.

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The 300% asset coverage ratio for senior debt and bank loans is typically calculated in one of two ways, both of which also yield the same result, as shown below:

[Total Assets at Market Value (MV) – Current Liabilities]
=	[All Senior 1940 Act Leverage[a] + Accrued Expenses and Fees on Leverage]
Or
[Common Equity + All 1940 Act Leverage + Accrued Expenses and Fees on Leverage]
=	[All Senior 1940 Act Leverage + Accrued Expenses and Fees on Leverage]

[a]	Senior 1940 Act leverage only includes leverage that funds interpret to be recognized as senior securities other than preferred stock under Section 18 of the 1940 Act (e.g. notes and bank facility). Similar to the 200% test, other types of leverage, such as reverse-repurchase agreements, mortgage dollar rolls and noncash-settled derivatives, are excluded from the 300% test and, instead, follow asset segregation rules.

Assigning Ratings Based Only on Investment Company Act of 1940 Asset Coverage Ratios

Fitch may rely on leverage limits embedded in the 1940 Act when rating certain CEFs holding less volatile assets. To determine whether Fitch can rely solely on 1940 Act asset coverage ratios for assigning a rating, Fitch seeks to determine that the fund:

•	Is limited by governing documents to purchase lower-risk assets with DFs well below the implied asset coverage limits in the 1940 Act.

•	Is limited by governing documents to minimum levels of issuer, industry, and currency diversification consistent with Fitch’s criteria, or where stress test analysis demonstrates the portfolio’s resilience to higher concentrations.

•	Substantially restricts forms of leverage to those captured under the 1940 Act.

•	Maintains appropriately conservative collateral maintenance triggers that provide a high level of confidence that deleveraging or defeasance of rated obligations will occur within the specified exposure period.

Figure 1 on page 8 shows the asset types with lower Fitch DFs than those implied by the 1940 Act’s asset coverage tests. These asset types may be analyzed on the basis of the 1940 Act’s asset coverage tests, subject to the caveats above. Fitch’s diversification guidelines are outlined in the Portfolio Diversification section that begins on page 9.

Fitch OC Tests: Going Beyond the 1940 Act

The asset coverage/leverage restrictions of the 1940 Act are not sufficiently conservative at higher ratings levels for many of the asset types held by CEFs. Moreover, the 1940 Act tests often do not fully capture all forms of leverage, including derivatives.

OC of debt and preferred stock is measured by the Fitch total OC and net OC tests (together, the Fitch OC tests). The Fitch OC tests address the potential for additional forms of leverage, more volatile asset classes and subordination risk.

Fitch OC tests seek to measure whether the stressed market value of fund assets is sufficient to meet all obligations on optional or mandatory repayment. In the absence of other qualitative considerations, Fitch OC and net OC ratios in excess of 100% are generally deemed to be consistent with the rating assigned.

Fitch Total OC Test: Sufficiency of Asset Coverage

The Fitch total OC test is the primary test for evaluation of asset coverage for each rated class of obligations. The calculation of the Fitch total OC test includes, in the numerator, all portfolio assets discounted using Fitch DFs and any additional haircuts for insufficient diversification.

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The denominator includes all liabilities that are pari passu or senior to that class of rated debt or preferred stock.

Fitch Total OC =	Total Net Discounted Assets at MVa
Fitch-Rated Liability + Other Liabilities Pari Passu and Senior to Rated Liability

[a]	Total net discounted assets at MV equal total portfolio assets at MV and accrued income, including assets held as collateral for other fund liabilities, less non-leverage liabilities that are not part of a rolling leverage strategy (such as TBA securities, futures and forwards, among others), then discounted at the Fitch DFs in the table on pages 18-19 and adjusted per Fitch’s criteria discussed in the Portfolio Diversification section, starting on page 9.

Fitch Net OC Test: Subordination Risk Protection

The Fitch net OC test is relevant if a fund has liabilities that are senior to the Fitch-rated class of leverage and those liabilities are secured by specific assets. The Fitch net OC test assesses whether the fund has sufficient asset coverage to the rated obligations after first repaying liabilities that are legally or structurally senior in the capital structure.

The Fitch net OC test may be either more or less conservative than the Fitch total OC test and may be particularly relevant for CEFs that utilize senior bank lines, depending on collateralization requirements. For instance, the Fitch net OC test could be more conservative when senior bank liabilities are secured by specific assets and the remaining portfolio consists of more volatile asset types or exhibits higher concentration by issuer and/or industry.

Fitch Net OC =	Available Net Discounted Assets[a]
Fitch-Rated Liability + Other Liabilities that Are Pari Passu

[a]	Available net discounted assets equal total portfolio assets at MV and accrued income minus all assets that are either held as collateral for other fund liabilities and/or subject to a first claim of a senior liability in the capital structure minus non-leverage liabilities that are not part of a rolling leverage strategy (such as to-be-announced (TBA) security rolls, futures and forwards, among others), then discounted at the Fitch DFs in the table on pages 18-19 and adjusted per Fitch’s criteria discussed in the Portfolio Diversification section, starting on page 9.

Fitch calculates available net assets after subtracting the total amount of senior liabilities if senior liabilities have a general claim on fund assets. If specific assets are encumbered or segregated, Fitch will exclude these assets from the net OC test. Furthermore, Fitch discounts the portfolio’s assets, applying the diversification framework after subtracting any assets encumbered as collateral for senior obligations.

Fitch Discount Factors Reflect Asset Price Volatility and Liquidity

DFs reflect each asset class’s unique price volatility based on historically observed worst-case price declines and liquidity stress (bid-ask spread widening). Historical worst losses function as base case losses. For most asset classes, historical worst losses are deemed to be equal to either a ‘A’ or ‘BBB’ stress. For higher rating levels, historical worst losses are increased by a multiple. For example, if a worst loss is deemed to be equivalent to a ‘BBB’ stress, the loss would be doubled to make it equivalent to a ‘AAA’ stress. (For more information on Fitch’s determination of asset-specific DFs, see Appendix 6: Methodology and Data Sources for Development of Discount Factors.)

DFs of many asset classes are more conservative (thus restricting to lower levels of leverage) than the 1940 Act tests and, in most cases, substantially so (see Appendix 1: Fitch Discount Factors). For this reason, Fitch evaluates the sufficiency of a fund’s asset coverage in the context of Fitch OC tests when CEFs invest in higher-risk asset classes and/or engage in financing or derivative strategies that are not fully captured by the 1940 Act asset coverage limits.

The DFs published in Appendix 1 are based on an exposure period of 40 to 60 business days, which is the typical exposure period found in governing documents for U.S. CEF debt and preferred shares. When analyzing securities where the exposures period is different from 40 to 60 business days, or where the assets backing the obligation are different from what is

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displayed in Appendix 1, Fitch will establish transaction specific DFs based on the methodology described in Appendix 6, applying the same methodology used to develop existing DFs as described in Appendix 6: Methodology and Sources for Development of Discount Factors.

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Leverage Outside the 1940 Act

Fitch OC tests seek to capture all senior and pari passu obligations, including those that fall outside the 1940 Act’s definitions of leverage. Such nontraditional leverage includes reverse-repurchase agreements, TOBs, securities lending arrangements, forward rolls (e.g. when-issued securities, to-be-announced securities and mortgage dollar rolls), forwards, futures, interest rate swaps, total return swaps, credit default swaps and purchased and written put and call options, among others.

The full effects of leverage as measured by the 1940 Act may be understated for funds utilizing such nontraditional forms of leverage. Fitch seeks to include all forms of leverage and claims on portfolio assets, whether on- or off-balance sheet, for purposes of the Fitch OC tests. (For more information on how to calculate the Fitch total OC test and net OC test based on various types of traditional and nontraditional leverage, see Appendix 2: Capturing All Forms of CEF Leverage)

Deferred Tax Liabilities

Most U.S. CEFs elect to be treated as regulated investment companies (RICs) under the Internal Revenue Code of 1986, as amended, allowing them to pass through income tax to common shareholders. However, some CEFs choose to be treated as corporations to invest more than 25% in certain assets, such as master limited partnerships (MLPs), and take advantage of preferred tax treatment. As a result, these CEFs often carry deferred tax liabilities (DTLs) on their balance sheets due to appreciation of portfolio securities and the tax deferral of capital gains until a sale takes place.

To calculate asset coverage for Fitch OC tests, Fitch reduces the numerator by 10% of the DTL amount. The treatment is designed to capture, in Fitch’s opinion, the remote risk that a portion of the liability may be realized upon a sale of securities in a stressed scenario, while recognizing that the bulk of the DTL should be eliminated in such a stressful liquidation scenario.

Refinancing Risks

CEFs can be exposed to refinancing risk when senior debt matures or is called early, forcing the fund to liquidate portfolio assets to provide for repayment. To provide for liquidity, the transactional documents for debt and term preferred stock may require a fund to segregate assets in an amount at least equal to that of maturing securities and to convert the segregated assets to more liquid securities closer to date. Many CEFs, particularly in the municipal sector, have generally adopted these guidelines, as they may serve to minimize forced asset sales in a stressed environment. In cases where such guidelines are absent, particularly for more volatile and/or less liquid assets, Fitch will evaluate whether this creates incremental risk and leads to lower ratings.

Portfolio Diversification

Fitch’s CEF ratings guidelines include a minimum diversification framework by issuer, industry/municipal sector, currency and geography, i.e. state. The guidelines augment Fitch’s stand-alone DFs, which were based on broad and diverse indices. When rating less diversified portfolios, Fitch reduces the amount of credit afforded to any excess concentration above its diversification framework.

Fitch Diversification Framework – Beyond the 1940 Act

1940 Act Diversification

The 1940 Act provides a baseline diversification framework. CEFs regulated under the 1940 Act may elect to register as a diversified or a nondiversified company, both with respect to single-issuer and industry/sector concentration. The issuer concentration guidelines of the

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1940 Act permit diversified funds to invest up to 5% in a single issuer for up to 75% of its portfolio and allow up to 25% in a single issuer (also known as the safe harbor provision). The corporate industry and municipal sector concentration guidelines permit funds to register as diversified and subject their portfolios to a 25% concentration limitation per industry or municipal sector. Alternatively, CEFs may elect to operate as nondiversified CEFs and concentrate their holdings in a particular industry/sector. The non-diversified status is utilized primarily by sector funds, such as real estate- and energy-sector CEFs.

Fitch Diversification Principles

Fitch goes beyond the 1940 Act’s diversification framework by addressing concentration risk at the level of individual issuers, corporate industries/municipal sectors, foreign currencies and geography, i.e. state level exposures, regardless of whether they are directly held or referenced through a derivative instrument.

Fitch’s stand-alone DFs are based on diversified indices/data sets. As such, Fitch’s rating criteria includes a diversification framework that promotes a comparable level of diversification in portfolios held by CEFs, and penalizing excess concentrations. When rating obligations backed by portfolios that do not fully meet Fitch’s diversification framework, the amount of credit given to excessively concentrated positions is reduced by applying higher discount factors (achieved by applying multipliers to existing discount factors) or by affording no credit in the case of excess obligor concentrations.

Conversely, if the index/data set already incorporates one or more elements of concentration Fitch may not apply all elements of its diversification framework. For example, certain indices utilized by Fitch to derive DFs, such as the Alerian MLP Index for equity securities issued by MLPs, are inherently sector concentrated. As such, the worst-case losses and resultant DFs already include a sector concentration element, and, therefore, Fitch does not apply an additional DF multiplier for sector concentration risk.

Issuer Diversification

Fitch excludes the market value of any single-obligor holdings in excess of the issuer concentration guidelines below when calculating the Fitch OC tests.

Issuer concentration for corporate obligors is calculated as the sum of debt and equity securities issued by an entity on a consolidated basis, rolled up to the holding company level, if applicable.

The issuer diversification framework for municipal CEFs is similar, with the exception of state-level GO bonds and other issues backed by a state-level taxing authority. For ‘AAA’ rated CEF obligations, state-level GO obligations have a maximum issuer guideline of 20%. This is intended to promote an appropriate amount of portfolio diversification without creating an incentive for portfolios to diversify away from what is traditionally the most creditworthy and liquid of municipal issuances from within a given state.

Concentration for obligors and equity issuers is aggregated on the basis of the revenue source supporting repayment and valuation, respectively. For example, all GO bonds of a particular city are aggregated to calculate issuer concentration. Similarly, all tobacco securitization bonds, regardless of issue domicile, are considered as one obligor. In the MLP sector, when a limited partner entity constitutes the majority of the revenue source of its general partner entity, both exposures would be aggregated.

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Fitch Municipal Issuer Diversification Guidelines

	Maximum % Eligible for Fitch OC Tests[a]
	AAA	AA	A	BBB
State-Level General Obligations and Other Municipal Issues Backed by State-Level Taxing Authority, Rated at Least BBB–[b]	20	40	60	80
Largest Obligor[c]	10	10	10	10
Next Five Largest Obligors	5	5	5	5
All Other Obligors	3	3	3	3

[a]	Reflects the maximum credit that Fitch affords to such exposures when rating CEF debt and preferred obligations at various rating levels. [b]To calculate concentrations, all state-level obligations, issuers or authorities reliant on the state for payment are combined. If a state GO is rated below investment grade (BB+ or lower) the general issuer concentration thresholds above apply. [c]Fitch may raise its issuer concentration thresholds for exposure to broadly diversified investment portfolios or holding companies.

Note: In cases where an obligor is in excess of these guidelines and the exposure is to multiple securities, Fitch excludes the MVs of securities with the highest DF first. On a case-by-case basis, issuer concentration thresholds may be increased for CEF debt or preferred stock rated below investment grade, since such rating reflects, to an extent, increased risk associated with idiosyncratic risk.

Industry, Currency and Sector Diversification

Fitch also applies a 25% concentration threshold to corporate industries, structured finance sectors and municipal sectors. But unlike with issuer guidelines, excess exposures here are afforded credit at a higher DF multiple. The additional DF for corporate industry and structured finance sectors above 25% is 1.5x. The additional DF applied to municipal assets in excess of the 25% municipal sector guidelines is 1.10x or 1.25x, depending on the state GO rating — see table on page 12.

Corporate Industries/SF Sectors to Determine Funds’ Single-Industry/Sector Exposurea

Industries Subject to 25% Threshold per Fund
Aerospace and Defense	General Retail	RMBS
Automobiles, Building and Materials, and Chemicals	Healthcare	CMBS
Banking, Finance and Insurance	Industrial/Manufacturing	Consumer ABS
Broadcasting, Media and Cable	Lodging and Restaurants	Commercial ABS
Business Services	Metals and Mining	CDO/Other
Computer/Electronics and Telecommunications	Packaging and Containers	—
Consumer Products	Paper and Forest Products	—
Energy (Oil and Gas)	Pharmaceuticals	—
Environmental Services	Real Estate	—
Farming and Agricultural Services	Sovereigns	—
Food and Drug Retail	Textiles and Furniture	—
Food, Beverage and Tobacco	Transportation and Distribution	—
Gaming, Leisure and Entertainment	Utilities (Power)	—

[a]	Based on Fitch corporate CDO criteria and other Fitch research.

The particular multiples Fitch applies to DFs on the basis of portfolio concentration were derived by comparing the performance of broad market indices with indices concentrated in particular corporate industries and municipal sectors and states.

Certain indices utilized by Fitch to derive DFs, such as the Merrill Lynch Preferred Stock indices for preferred stock securities and the Alerian MLP Index for equity securities issued by MLPs, are inherently sector concentrated. As such, the worst case losses and resultant DFs already include the concentration element, and, therefore, Fitch does not apply the additional DF multiple to them. For all other corporate industries, see treatment in the table above.

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Municipal Sectors to Determine Funds’ Single-Sector Exposure

Sectors Subject to 25% Threshold[a]
Pre-Refunded/Escrowed	Municipal Essential Service Revenue[c]
General Obligation and Lease/Appropriation Backed	Transportation Revenue
Special Tax Backed	Corporate Backed[d]
Healthcare Revenue[b]	Housing Revenue
Higher Education Revenue	—

[a]	Investments in bonds that have been pre-refunded or escrowed to maturity, and in bonds that are backed by state-level general obligation and state-level taxing authority, are exempt from the 25% threshold. [b]Includes hospital, nursing and senior care facility bonds, among others. [c]Includes power, water and sewer bonds, among others. [d]Includes tobacco bonds, investor-owned utilities and industrial-development bonds, among others.

Summary of Industry Diversification Guidelines for Taxable CEFs

Treatment for Exposure in Excess of 25% to a Single Foreign Currency:	Treatment for Exposure in Excess of 25% to a Single Corporate Industry:
Additional 1.1x Multiple to Applicable Asset DF	Additional 1.5x Multiple to Applicable Asset DF

Note: In instances where a fund has concentration in excess of 25%, Fitch’s diversification framework applies the DF multiple on a pro-rata basis across all instruments within such group.

Geographic Concentration — Single-State Municipal CEFs

Fitch’s CEF criteria consider geographic concentration risks such as presented by single-state CEFs, which typically invest 75%–100% of assets in a given state. For concentrations above 25%, Fitch applies a DF multiple of 1.1x for securities of issuers located in a state rated at least ‘BBB’ and a 1.25x multiple for securities of issuers located in a state rated below ‘BBB’. The dial-up is intended to capture an increased likelihood of price volatility and contagion among portfolio assets from a single state under a credit stress, which may be exacerbated by headline risk and/or forced selling.

Summary of Sector/State Diversification Guidelines for Tax-Exempt CEFsa

State General Obligation Rating:	Treatment for Exposures in Excess of 25% to a Single Municipal Sector[b]:	Treatment for Exposures in Excess of 25% to a Single State:
BBB or Higher	Additional 1.1x Multiple to Applicable Asset DF	Additional 1.10x Multiple to Applicable Asset DF
BBB– or Lower	Additional 1.1x Multiple to Applicable Asset DF	Additional 1.25x Multiple to Applicable Asset DF

[a]	This table summarizes sector/state diversification guidelines applicable to municipal CEFs. Other general guidelines, such as the issuer diversification framework, continue to apply. [b]Excludes state-level general obligation bonds and issues backed by a state-level taxing authority. Note: In instances where a fund has concentration in excess of 25%, Fitch’s diversification framework applies the DF multiple on a pro-rata basis across all instruments within such group.

Other Rating Considerations

Make-Whole Amounts and Prepayment Premiums

Transaction documents of certain CEF liabilities at times incorporate a variable make-whole amount required to be paid to investors as a result of a breach of asset coverage tests. The increased payment may put additional pressure on the CEF’s ability to restore appropriate levels of asset coverage and/or redeem obligations. Therefore, Fitch includes any make-whole amount dictated by transaction documents for purposes of calculating the Fitch asset coverage. Fitch may also elect to apply an additional stress factor in a higher and/or more volatile interest rate environment.

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Similar to make-whole amounts, fixed prepayment premium obligations are also added to total principal and accrued expenses when totaling the fund’s liabilities to calculate the Fitch OC tests. Given the fixed and pre-specified nature of the potential liability to the fund, no additional stress beyond the prepayment premium amount is applied.

Some CEF liabilities have a make-whole provision enacted solely in the event of a voluntary and optional prepayment of the notes at the discretion of the fund and not applicable in the event of an early redemption due to a breach of the fund’s asset coverage/deleveraging tests. In such instances, Fitch makes no adjustments in calculating OC tests.

Fund Legal Framework

Funds can take multiple legal forms, but those using financing are generally close-ended to avoid liquidity risks stemming from the early sale of assets to meet redemptions. Fitch considers the following to be key considerations.

•	Legal/regulatory framework: valid formation of the fund, segregation of assets, regulatory oversight, restrictions on activities to reduce the risk of new liabilities and creditors, tax considerations and others.

•	Leverage legal structure: review of transaction legal documents and legal opinions for determining the rights of note and preferred shareholders.

•	Clear cash flow allocation: regulatory framework and/or transaction documents should establish clearly the priorities of investors and other transaction parties.

•	Operational capacity: responsibilities of the fund’s key operational counterparties, including the manager, custodian and trustee, should be clearly defined in the legal documents.

•	Liquidity and treasury operations: operational support should provide timely trade settlements and payment of obligatory interest and/or dividend payments, and cash management to build liquidity in anticipation of debt maturity.

Fitch performs reviews of bankruptcy remoteness, asset segregation and independent oversight as relevant to its analysis. Fitch reviews all legal documentation relevant to its analysis, including the fund prospectus, note indentures, statements of preferences, purchase and loan facility agreements, and margin requirements.

Recourse to Fund Assets and Priority of Payments

Fitch expects lenders, debtholders or other senior investors to benefit from legally enforceable recourse to fund assets. Such recourse means assets cannot be pledged to other parties outside of the contemplated transaction documentation and indicates that rated note or preferred holders have a clearly defined security interest, individually or collectively, in a fund’s assets. Furthermore, the control rights of equity or junior investors in the portfolio should be subordinated to the rights of the rated classes of debt/preferred securities. The rights of the debt, preferred and common shareholders should be clearly laid out in the fund prospectus and transaction legal documents.

Fitch assesses the priority of payments as set forth in the legal documentation, notably with respect to amounts payable to other parties, such as fees (including senior/subordinated management fees), ongoing and termination payments arising from derivatives transactions, expenses and taxes.

Supplemental Portfolio Cash Flow Analysis

For CEFs and MVS that do not rely on the structural protections and deleveraging mechanisms generally seen in U.S. CEFs, Fitch may supplement its market value analysis with additional cash

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flow analysis. The analysis consists of developing cash flow scenarios (including stressed scenarios) that are relevant for the assets held by the portfolio and the rating level. This analysis will involve, as needed, other analytical groups within Fitch, drawing on the most relevant expertise and criteria for the asset class in which the fund invests.

For example, for non-1940 Act CEFs that invest in a corporate loan portfolio, we may apply supplemental cash flow analysis using Fitch’s proprietary model and rating factors under the framework described in the “Global Rating Criteria for CLOs and Corporate CDOs,” dated November 2015. As another example, in the case of collateralized fund obligations (CFOs) that invest in portfolios of private equity limited partnership interests (PE CFOs) — an inherently cyclical asset class — the analysis also will look at historical monetization of the investments across multiple stress scenarios (see Appendix 4). Fitch also may take a hybrid approach, utilizing, as appropriate, elements of market value and cash flow analysis, if this creates a more fulsome, robust approach

Third Parties

Third parties such as the trustee, the custodian bank, the administrator or auditors are reviewed for their ability to perform their assigned roles. Even if the fund’s assets and deposit accounts are generally segregated, timeliness and ultimate recovery can be affected by a credit event affecting the custodian bank or trustee. For certain counterparty relationships that could have a material impact on the rating, such as liquidity providers and derivative counterparties where a material hedge is relied on in the rating analysis, Fitch will analyze counterparty limits and minimum rating levels and remedial procedures (e.g. transfer of responsibilities to custodian or trustee, appointment of a new party and posting of collateral) in case counterparties are no longer in a position to fulfil their duties. In these cases the analysis will be done in-line with the Structured Finance Counterparty Criteria. However, in most other cases where funds use derivatives for leverage or hedging, and where the exposure to any counterparty would not have an outsize impact on the rating, Fitch’s assessment of counterparty risk is performed in the context of reviewing the fund manager’s overall risk management practices.

Fitch evaluates counterparty risk arising from funds’ over-the-counter derivative and leverage positions when assigning ratings to CEF liabilities. The credit risk and performance of counterparties can impact the effectiveness of hedges and the ability to quickly access portfolio positions. This, in turn, can impact the degree of asset protection the portfolio offers and the ability to rollover maturing obligations.

Collateral posted by the funds’ counterparties in nonhedging derivative transactions are included as part of the Fitch OC tests’ numerator because such amounts are already reflected in Fitch’s treatment of derivatives, as described in Appendix 2. However, Fitch affords credit to any assets posted by the fund to a counterparty in the Fitch total OC test numerator, subject to appropriate DFs, as these assets would be returned to the fund if the associated leverage/derivative is unwound.

For other counterparty transactions, such as securities lending arrangements, counterparty concentration remains a risk, regardless of the market value of the transaction. In securities lending arrangements, securities lent are typically handled by the same counterparty that retains the cash collateral received, exposing the fund to risk of loss on both the securities lent and the cash collateral. Fitch will assess such risk on a case-by-case basis and calculate the Fitch net OC test by subtracting the higher of discounted cash collateral received or the discounted securities lent from the numerator.

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Implementation of Structural Mechanisms

Historically, CEF governing documents incorporated most, if not every, aspect of the rating criteria that prevailed when the fund was originally rated. However, the absence of detailed descriptions of Fitch’s CEF rating criteria, including asset-specific DFs, will not, on its own, have adverse rating implications, provided that the fund maintains sufficient deleveraging/liability defeasance mechanisms and adheres to guidelines that are conservative relative to Fitch’s current rating criteria. Structural mechanisms that do not exactly match Fitch’s criteria are reflected through additional stress testing as described below. From the perspective of the investor and fund manager, Fitch believes this offers greater transparency and easier implementation of any future criteria changes.

Stress Testing as Part of the Analysis

Fitch may conduct stress tests on CEF portfolios in cases where the fund’s structure and/or portfolio guidelines materially differ from the agency’s criteria at a given rating level. Stress tests contemplate adverse-case scenarios to ensure the assigned rating can withstand adverse changes in the fund’s profile. For example, the tests may model migration in the fund’s portfolio composition and leverage towards the limits of the fund’s operating and investment guidelines.

Additional stress tests may include the instantaneous credit migration of third parties providing credit enhancement to portfolio securities or instantaneous decreases in prices of unrated and/or below-investment-grade portfolio assets.

Fitch uses stress tests to determine the comparability of the structural protections outlined in a given transaction’s documentation to what is outlined in Fitch’s criteria. The level of comparability of structural protections will influence the ratings, in that if stress testing shows a transaction’s structural protections are materially weaker than what is outlined in Fitch’s criteria, Fitch will assign lower ratings.

Information Used to Determine a Rating

Analysis and rating decisions are based on relevant public and nonpublic information. Main sources of this information are the issuer and/or fund administrator and the public domain. This includes publicly available information pertaining to the fund, such as audited and unaudited (e.g. interim) financial statements and regulatory filings. The rating process may incorporate information provided by third-party sources.

Fitch conducts a reasonable investigation of the factual information relied on by it, in accordance with its rating methodology, and obtains reasonable verification of that information from independent sources, to the extent such sources are available for a given security or jurisdiction. Issuers may choose not to share certain information with external parties, including rating agencies, at any time. While Fitch expects each issuer that has agreed to participate in the rating process, or its agents, will supply promptly all information relevant for evaluating both the ratings of the issuer and all relevant securities, Fitch neither has, nor would it seek, the right to compel the disclosure of information by any issuer or any agents of the issuer.

Investment Manager

Fitch evaluates the investment manager for actively-managed portfolios to determine whether they are suitably qualified and competent to manage the portfolio in question, consistent with the structure and the roles the manager is expected to play. A failed review would likely preclude Fitch from assigning a new rating or result in negative rating action in the case of an existing rating. Areas of focus include the manager’s track record in managing comparable portfolios and asset types, as well as its staffing, resources, and viability.

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Surveillance

Fitch monitors fund compliance with the Fitch OC and 1940 Act tests as follows:

•	Funds internally calculate the Fitch OC and 1940 Act tests. Funds are expected to provide notice to Fitch if the resultant ratios are less than 5% above the minimum passing threshold (e.g. 105% for a Fitch OC test and 210% for a 1940 Act test for preferred stock) to initiate further dialogue.

•	At least monthly, funds calculate and provide Fitch with updated portfolio holdings and results of the Fitch OC and 1940 Act tests. In periods of heightened credit and/or liquidity stress, Fitch reserves the right to initiate more frequent/detailed surveillance procedures.

The regular reporting of asset coverage tests and updated portfolio holdings to Fitch by the fund manager and administrator/trustee is central to Fitch’s surveillance process and critical to maintaining the outstanding ratings on CEF debt and preferred stock. Failure to receive this information in a timely manner may result in negative rating actions and/or the withdrawal of assigned ratings.

To facilitate standardized reporting of fund information and assist in the adoption of the new criteria and surveillance, Fitch developed a reporting template. The Microsoft Excel-based template includes a coverage page that summarizes the fund’s assets, liabilities, and relevant asset coverage ratios, and a portfolio holdings page, with built-in formulas for determining asset DFs and diversification guidelines. Parties interested in receiving a copy of the reporting template may contact any of the analysts listed on page 1.

Rating Sensitivities

Ratings assigned to CEF obligations may be sensitive to material changes in the leverage level, portfolio composition, market risk of the rated fund or cash flow expectations for less liquid assets, and existing structural protections for the rated instruments.

The short-term ratings assigned to certain CEF obligations may also be sensitive to changes in the financial condition of the relevant liquidity provider, when applicable. A change to the rating of a liquidity provider to rated CEF obligations will likely lead to a similar change to the short-term rating of the rated CEF obligation.

Ratings are also sensitive to changes to the discount factors outlined on pages 18 and 19 of the criteria. If Fitch were to observe levels of heightened volatility for certain asset(s) that are more severe than those observed in the current rating analysis, Fitch may increase the discount factor(s) applied to the asset(s). An increase in discount factors would put negative pressure on the Fitch overcollateralization tests outlined on pages 5 and 6 and in turn may adversely affect ratings in the event of unremedied test breaches.

In the case of PE CFOs (as outlined in Appendix 4), the ratings may be lowered if distributions are realized at lower levels than projected in various scenarios.

Ratings of transactions that exhibit a high reliance on counterparties may be sensitive to the credit quality of the counterparties if replacement and collateralization documentation is not in line with Fitch’s “Counterparty Criteria for Structured Finance and Covered Bonds.”

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Limitations

Not all rating factors in these criteria may apply to every rating action. Each specific rating action commentary or rating report will discuss those factors most relevant to the individual rating action and highlight variances from published criteria, if any.

Fitch does not advise issuers on how to structure transactions or whether a given rating level is desirable. Rather, Fitch strives to publish transparent criteria that investors and issuers can understand and evaluate. Fitch will evaluate a CEF’s investment parameters, leverage restrictions and structural protections relative to published criteria.

Users of ratings should nonetheless be aware of the general limitations on the nature of the information that rated entities or their agents make available to Fitch. In issuing and maintaining its ratings, Fitch relies on factual information it receives from issuers and underwriters, and from other sources the rating agency believes credible and conducts a reasonable investigation of factual information relied on by it, in accordance with its rating methodology, as discussed above in the section entitled “Information Used to Determine a Rating.”

Variations from Criteria

Fitch’s criteria are designed to be used in conjunction with experienced analytical judgment exercised through a committee process. The combination of transparent criteria, analytical judgment applied on a transaction-by-transaction or issuer-by-issuer basis, and full disclosure via rating commentary strengthens Fitch’s rating process while assisting market participants in understanding the analysis behind our ratings.

A rating committee may adjust the application of these criteria to reflect the risks of a specific transaction or entity. Such adjustments are called variations. All variations will be disclosed in the respective rating action commentaries, including their impact on the rating where appropriate.

A variation can be approved by a ratings committee where the risk, feature or other factor relevant to the assignment of a rating and the methodology applied to it are both included within the scope of the criteria, but where the analysis described in the criteria requires modification to address factors specific to the particular transaction or entity.

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Appendix 1: Published CEF Discount Factors

Fitch Discount Factors

	DFs Appropriate for Different Rating Levels of CEF Debt and Preferred Stock
Assets	AAA	AA	A	BBB
Cash and Short-Term Investments
Cash and Receivables Due in 10 Business Days or Less	1.00	1.00	1.00	1.00
Securities Rated in A to AAA Rating Categories; < 1 Year	1.10	1.08	1.05	1.00

U.S. Government and Supranationals
Treasuries, Supranationals, Direct U.S. Agency Debt and U.S. Agency-Backed MBS; 1–10 Years[a]	1.10	1.08	1.05	1.00
Treasuries, Supranationals, Direct U.S. Agency Debt and U.S. Agency MBS; >10 Years	1.25	1.20	1.15	1.10

Sovereigns
Debt of Developed Countries; 1–10 Years[b] [c]	1.15	1.10	1.08	1.05
Debt of Developed Countries; >10 Years	1.30	1.25	1.20	1.15
Debt of Emerging Countries[d]	3.10	2.40	1.75	1.50

Municipals
Obligations in AAA or AA Rating Categories; 1–10 Years[e]	1.20	1.15	1.10	1.08
Obligations in A Rating Category; 1–10 Years	1.30	1.20	1.15	1.10
Obligations in AAA or AA Rating Categories; >10 Years	1.45	1.35	1.25	1.20
Obligations in BBB Rating Category; 0–10 Years	1.45	1.35	1.25	1.20
Obligations in A Rating Category; >10 Years	1.50	1.40	1.30	1.20
Obligations in BBB Rating Category; >10 Years	1.70	1.50	1.40	1.25
Obligations Below Investment Grade or Unrated	2.50	2.00	1.70	1.45

Corporates
Bonds, Developed Countries, in AAA or AA Rating Categories; 1–10 Years[f]	1.30	1.20	1.15	1.10
Bonds, Developed Countries, in A Rating Category; 1–10 Years	1.40	1.30	1.25	1.20
Bonds, Developed Countries, in BBB Rating Category; 0–10 Years	1.40	1.30	1.25	1.20
Bonds, Developed Countries, in AAA or AA Rating Categories; >10 Years	1.40	1.30	1.25	1.20
Bonds, Developed Countries, in A or BBB Rating Categories; >10 Years	1.65	1.50	1.35	1.25
Bonds, Developed Countries, in BB Rating Category	1.80	1.60	1.40	1.30
Bonds, Developed Countries, in B Rating Category	2.15	1.80	1.55	1.40
Bonds, Developed Countries, Rated CCC or Lower or Unrated	3.70	2.55	1.95	1.60
Bonds, Emerging Countries	4.60	2.90	2.10	1.65

Convertibles
Busted Convertible Debt, Developed Countries, in AAA or AA Rating Categories or Unrated; 1–10 Years[g]	1.30	1.20	1.15	1.10
Busted Convertible Debt, Developed Countries, in A or BBB Rating Categories; 1–10 Years	1.40	1.30	1.25	1.20
Busted Convertible Debt, Developed Countries, in AAA or AA Rating Categories or Unrated; >10 Years	1.40	1.30	1.25	1.20
Busted Convertible Debt, Developed Countries, in A or BBB Rating Categories; >10 Years	1.65	1.50	1.35	1.25
Typical Convertible Debt, Typical Convertible Preferred Stock and Busted Convertible Preferred Stock, Developed Countries, Investment Grade or Unrated[h]	1.80	1.60	1.40	1.30
Busted Convertible Debt and Busted Convertible Preferred Stock, Developed Countries, in BB Rating Category	1.80	1.60	1.40	1.30
Busted Convertible Debt and Busted Convertible Preferred Stock, Developed Countries, in B Rating Category	2.15	1.80	1.55	1.40
Equity-Sensitive Convertible Debt and Equity-Sensitive Convertible Preferred Stock, Investment Grade or Unrated	2.15	1.80	1.55	1.40
Typical Convertible Debt and Typical Convertible Preferred Stock, Below Investment Grade	2.55	2.05	1.65	1.45
Synthetic Convertible Securities[i]	—	—	—	—
Busted Convertible Debt and Busted Convertible Preferred Stock, Rated CCC or Lower or Unrated Distressed Convertible Debt and Unrated Distressed Convertible Preferred Stock, Developed Countries[j]	3.70	2.55	1.95	1.60
Equity-Sensitive Convertible Debt and Equity-Sensitive Convertible Preferred Stock, Below Investment Grade	4.00	2.70	2.05	1.60
Convertible Debt and Convertible Preferred Stock, Emerging Countries	5.00	3.50	2.10	1.65

Leveraged Loans
Broadly Syndicated and Large Corporate (BSLC) Loans, U.S., Canadian and European Union (EU), First Lien, in BB Rating Category or Higher[k]	1.55	1.40	1.30	1.25
BSLC Loans, U.S., Canadian and EU, First Lien, in B Rating Category	1.80	1.60	1.40	1.30
BSLC Loans, U.S., Canadian and EU, Second Lien, in BB and B Rating Categories	2.50	2.00	1.60	1.40
BSLC Loans, U.S., Canadian and EU, First Lien and Second Lien, in CCC Rating Category	3.70	2.55	1.95	1.60
BSLC Loans, U.S., Canadian and EU, Third Lien	5.00	3.50	2.10	1.65

[a]	Asset category for agency-backed MBS excludes interest- and principal-only issues, support tranches, inverse floaters and inverse interest-only issues.
[b]	Sovereign debt excludes U.S.
[c]	Developed countries are advanced economies, as defined by the IMF.
[d]	Emerging countries are defined as all countries not included in the aforementioned definition of developed countries.
[e]	AAA rated municipals include refunded and pre-refunded municipal bonds, backed by U.S. government collateral.
[f]	The bonds category includes the collateralized bond asset class.
[g]	Busted convertible securities are defined as convertible securities having a conversion premium in excess of 70%. Conversion premium is calculated as: (market value [MV] of the convertible security minus MV of total stock into which the security may be converted to)/MV of the convertible security).
[h]	Typical convertible securities are defined as convertible securities that have a conversion premium between 20% and 70%.
[i]	Equity-sensitive convertible securities are defined as convertible securities that have a conversion premium less than 20%.
[i]	Fitch will evaluate synthetic convertible securities on a case-by-case basis to determine the appropriate discount factor (DF) and diversification treatment. In making this determination, Fitch will review the credit rating of the issuer and put provider, the provisions on put protection and stock delta, and whether the underlying stock is trading at an equity-sensitive, typical or busted conversion premium.
[j]	Distressed convertibles have a bid price below 60% of par, as defined on page 303 of the March 2008 edition of “A Guide to the Lehman Brothers Global Family of Indices.”
[k]	Fitch’s DFs on leveraged loans are primarily derived from the performance of the U.S. leveraged loan market and reflect the jurisdictional support of creditor’s rights in the U.S. To date, this analysis has also been applicable to leveraged loans originating from Canada and the EU, which, together with U.S. leveraged loans, constitute the majority of investments made by Fitch-rated loan CEFs. However, should a marked change in jurisdictional mix and creditor’s rights take place in any of these geographical locations, Fitch will re-evaluate its DFs to reflect such data.

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Fitch Discount Factors (continued)

	DFs Appropriate for Different Rating Levels of CEF Debt and Preferred Stock
Assets	AAA	AA	A	BBB
Equity
MLPs, RITs and MTS, $1.5bn+ Float-Adjusted Market Capitalization[l]	2.20	1.75	1.50	1.35
U.S. and Developed Countries, Large Capitalization[m]	2.60	2.10	1.70	1.50
U.S. and Developed Countries, Medium Capitalization and Small Capitalization, and MLPs, RITs and MTS, with Less than $1.5bn Float-Adjusted Market Capitalization[n] [o]	4.00	2.70	2.05	1.60
Emerging and Developing Markets	5.50	3.75	2.20	1.75

Preferred Stock
Preferred Stock	2.50	2.00	1.60	1.40

Foreign Currency
Unhedged Foreign-Currency Exposure, Investment-Grade Countries (in Addition to Standard Asset DFs)	1.50	1.40	1.30	1.25

Structured Securities
ABS Student Loans AAA FFELP Non-ARS; < 10 Years[p]	1.35	1.25	1.20	1.15
CMBS Issued 2005 or Earlier: Super-Senior Tranches Rated AAA[q]	1.45	1.35	1.25	1.20
ABS Student Loans AAA FFELP Non-ARS; > 10 Years[p]	1.45	1.35	1.25	1.20
CMBS Issued After 2005: Super-Senior Tranches Rated AAA[q]	1.70	1.50	1.35	1.30
Non-Agency RMBS, Other ABS, Other CMBS and CLOs Rated AAA[r]	1.80	1.60	1.40	1.30
Non-Agency RMBS, Other ABS, Other CMBS and CLOs Rated AA or Ar	2.50	2.00	1.60	1.45

Other
All Other Assets	NC	NC	NC	NC

[l]	Defined as excluding closely held stock and cross holdings, among others, consistent with the calculation methodology of the Alerian MLP Index. Also includes publicly traded c-corps with more than 80% of assets in master limited partnerships (MLPs), royalty or income trusts (RITs) and marine transportation securities (MTS). Notwithstanding this, MLPs, RITs and MTS restricted from trading within 180 days until the first available registration date are afforded the same DFs as MLPs, RITs and MTS with less than $1.5bn of market capitalization, subject to a 10% overall limit on exposure.
[m]	Large capitalization is defined as company stock that has market capitalization equal to or greater than $5.0bn.
[n]	Medium capitalization is defined as company stock that has market capitalization of less than $5.0bn and equal to or greater than $1.0bn.
[o]	Small capitalization is defined as company stock that has market capitalization of less than $1.0bn.
[p]	FFELP non-ARS student loans refer to the private-sector student loan programs organized through one of the U.S. federal agencies’ family education loan programs. These loans have either full or almost-full support of the U.S. government, depending on vintage. Non-ARS refers to those investments that do not trade as an auction-rate security.
[q]	Super-senior tranche refers to a tranche that has at least one other ‘AAA’ rated tranche junior to it and no other tranches senior to it in the capital structure. Furthermore, such tranche should not be on Rating Watch Negative or Rating Outlook Negative.
[r]	Other ABS include ‘AAA’ rated obligations securitized by credit card and automobile loan receivables and student loans that are not already captured by other security-type categories in the above table. Notes: For all asset classes, asset maturity is calculated on the basis of the security’s final maturity, except for securities that contain a put provision at the securityholder’s option. In such instances and for the purpose of determining the appropriate asset DF, the next available put date may be assumed to be the asset maturity date. For investments that synthetically reference diversified indices or portfolios, Fitch calculates the average credit quality needed to select the appropriate DF by: looking to the Fitch rating of each underlying security, if available, otherwise, at the lowest available rating of other global rating agencies; assigning a probability of default value to each underlying security based on Fitch’s corporate CDO criteria; and calculating the probability-of-default weighted average credit rating of that index/portfolio, consistent with Fitch’s “Global Bond Fund Rating Criteria,” dated December 2014, available on its website at www.fitchratings.com. NC – No credit given, unless evidence of stable MV risk can be demonstrated.

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Appendix 2: Capturing All Forms of CEF Leverage

Analytical Treatment of Fund Liabilities in Fitch OC Test Calculations

Fitch OC Tests for Rated Debt or Preferred Stock
	Fitch Total OC Test		Fitch Net OC Test
Column 1	Column 2	Column 3	Column 4	Column 5
Treatment of Nonrated Liabilities in Fund’s Capital Structure	Numerator	Denominator	Numerator	Denominator
Current Liabilities	– Current liabilities that will settle within 10 days (does not include rolled securities, forwards, futures and other leverage instruments)	No adjustments	+ Amount in column 2	No adjustments

Notes or Preferred Stock (Subordinate to Rated Liability)	+ Discounted market value (MV) of reinvested assets	No adjustments	+ Amount in column 2	No adjustments

– Any earmarked asset collateral MV for the liabilities

Notes or Preferred Stock (Pari Passu to Rated Liability)	+ Discounted MV of reinvested assets	+ Outstanding liability	+ Amount in column 2	+ Outstanding liability

		+ Accrued interest and fees	– Any earmarked asset collateral MV for the liabilities	+ Accrued interest and fees

Notes or Preferred Stock (Senior to Rated Liability)	+ Discounted MV of reinvested assets	+ Outstanding liability	+ Amount in column 2	No adjustments

		+ Accrued interest and fees	– Any earmarked asset collateral MV for the liabilities; if no earmarked collateral, then – column 3

Bank Credit Facilities	+ Discounted MV of reinvested assets	+ Outstanding liability + Accrued interest and fees	+ Amount in column 2 – Any earmarked asset collateral MV for the liabilities; if no earmarked collateral, then – column 3	No adjustments

ABCP Conduit Financing Facilities	+ Discounted MV of reinvested assets	+ Outstanding liability	+ Amount in column 2 – Any earmarked asset collateral MV for the liabilities; if no earmarked collateral, then – column 3	No adjustments

+ Accrued interest and fees

Reverse-Repurchase Agreements	+ Discounted MV of reinvested assets	+ Outstanding liability	+ Amount in column 2	No adjustments

		+ Accrued interest and fees	– Any earmarked asset collateral MV for the liabilities

Floating-Rate Certificates of Tender Option Bonds (TOBs) — Corresponding to Any Inverse Floaters (Residuals) Held by the Fund	+ Discounted MV of reinvested assets + Discounted MV of bond in TOB	+ Note liability + accrued interest and fees	+ Amount in column 2 – Bond collateral MV held in TOB trust	No adjustments

Securities Lending	+ Discounted MV of securities lent + Discounted MV of collateral held for securities lent	+ Liability due upon return of securities	+ Amount in column 2	No adjustments

– Amount in column 3

Security Rolls (e.g. Mortgage Dollar Rolls)	+ Discounted MV of referenced assets	+ Liability due on settlement date	+ Amount in column 2	No adjustments

– Amount in column 3

Futures and Forwards, Long (Includes Eurodollar, Euribor and U.K. 90-Day Futures “Money Market Futures”)	+ Discounted MV of referenced assets + Discounted MV of collateral held	+ Liability due on settlement date	+ Amount in column 2	No adjustments

– Amount in column 3

Futures and Forwards, Short (Includes Money Market Futures)[a]	+ Amount receivable on settlement date + Discounted MV of collateral held	+ Referenced asset MV multiplied by 1 + [1 – (1/DF)]	+ Amount in column 2	No adjustments

– Amount in column 3

Securities Sold Short[a]	+ Discounted MV of reinvested assets	+ MV of securities sold short multiplied by 1 + [1 – (1/DF)]	+ Amount in column 2	No adjustments

	+ Discounted MV of collateral held		– Amount in column 3

Interest Rate Swaps (Long, Receive Fixed and Pay Floating)	+ Discounted value of (swap notional ± MV of fixed-rate leg)	+ Swap notional	+ Amount in column 2	No adjustments

– Amount in column 3

Interest Rate Swaps (Short, Receive Floating and Pay Fixed)	+ Swap notional	+ Swap Notional ± 1 + [1 – (1/DF)]	+ Amount in column 2	No adjustments

– Amount in column 3

Total Return Swaps (Long)	+ Discounted referenced assets MV	+ (Referenced asset MV - equity stake or collateral put up)	+ Amount in column 2	No adjustments

– Amount in column 3

Credit Default Swaps (Long Credit, Protection Seller)	+ Discounted (CDS notional ± MV) + Discounted MV of assets’ reinvested proceeds or assets segregated as a result of entering into the position (such as received upfront fee and any collateral held)	+ CDS notional	+ Amount in column 2	No adjustments

– Amount in column 3

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Analytical Treatment of Fund Liabilities for Fitch OC Test Calculations (continued)

Fitch OC Tests for Rated Debt or Preferred Stock
	Fitch Total OC Test		Fitch Net OC Test
Column 1	Column 2	Column 3	Column 4	Column 5
Treatment of Nonrated Liabilities in Fund’s Capital Structure	Numerator	Denominator	Numerator	Denominator
Credit Default Swaps (Short Credit, Protection Buyer)	+ Lower of 0 or (CDS MV)	No adjustments	+ Amount in column 2	No adjustments

Deferred Swaps	Same as active swaps	Same as active swaps	Same as active swaps	Same as active swaps

Put Options (Purchased)	+ Max {0, (Strike Price – Reference Asset MV x [1 + (1 – (1/DF))] }	No adjustments	+ Amount in column 2	No adjustments

Call Options (Purchased)	+ Max {0, (Reference Asset MV/ DF) - Strike Price}	No adjustments	+ Amount in column 2	No adjustments

Put Options (Written)	+ Min {0, (Reference Asset MV/ DF) – Strike Price}	No adjustments	+ Amount in column 2	No adjustments

Call Options (Written)	+ Min {0, (Strike Price – Reference Asset MV x [1 + (1 – (1/DF))] }	No adjustments	+ Amount in column 2	No adjustments

Any On- and Off-Balance Sheet Liabilities Not Addressed Above	Case-by-case basis	Case-by-case basis	Case-by-case basis	Case-by-case basis

[a]	Fitch considers naked short selling as a form of leverage. Naked short selling is economically similar to a short future or forward contract, except the asset value recovered on the date of unwind/call is unknown in advance because it is driven by the value of the reinvested assets on that date. Whereas, in a short future or forward contract, the value received on the date of contract expiration is known in advance. As a general matter, Fitch will evaluate the use of naked short selling on a case-by-case basis, paying particular attention to issuer and industry concentration added by the positions in the context of the overall portfolio. Note: derivative positions that are used to hedge portfolio assets should first be netted before determining any net long or short derivative exposure. Treatment for any net derivative exposure (an amount not used to hedge or offset other derivatives or portfolio assets) is described in the table above. Appropriate DFs from the Fitch DF table on pages 18–19 apply where noted. Derivatives referencing money market indices, such as the three-month LIBOR, three-month Euribor and the U.K. 90-day rate, would utilize a DF of 1.01. Interest rate swaps, futues, and forwards utilize a discount factor equal to that of the referenced asset or an equivalent economic exposure (typically government or agency securities matched to relevant maturity buckets).

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Appendix 3: Market Value Structures

The main sections of this criteria primarily focuses on U.S. CEFs subject to the 1940 Act since they represent the majority of ratings assigned under Fitch’s CEF and MVS rating criteria.

Closed-end funds (CEFs) are properly considered a type of market value structure (MVS). The term MVS is used generically to describe transaction types where repayment of the liabilities are dependent on monetizing an actual or reference portfolio of securities. MVS transactions can be quite bespoke and heterogeneous, including market value CLOs, exchange-traded notes, margin loan collateralized fund obligations, pension funds, collateralized fund obligations (CFOs), and debt or programs secured by collateral, among others.

The key rating drivers outlined in this criteria report for CEFs are also applied when rating other MVS, including whether the structure provides the same level of legal and structural protections.

Fitch analyzes whether the structure includes minimum DFs that serve as a cap on overall leverage in addition to the asset-specific DFs. This may be important for certain less volatile asset classes where asset-specific DFs could result in excessively high leverage. Restrictions on maximum leverage support transactions rated at the highest levels (‘AA’ and ‘AAA’). The importance of the minimum discount factors in the table below in the rating analysis depends on the structure of the transaction as well as the portfolio composition.

Minimum Overall Discount Factors

	Liability Rating
	AAA	AA or F1+	A or F1	BBB or F2
Minimum Discount Factor	2.00	1.70	1.40	1.10

Fitch presently only assigns ‘AA’ and ‘AAA’ ratings to U.S. CEFs regulated under the 1940 Act (and in some cases to PR CEFs operating under a similar regulatory framework in PR), as well as comparable structures that hold liquid assets, have comparable levels of leverage, and simple capital structures (senior/subordinated). In cases where an obligation is backed by both a counterparty and collateral, Fitch may analyze the sufficiency of collateral to provide an uplift to from the counterparty’s rating. In rating MVS, Fitch will analyze the robustness of data available on the relevant asset class, including whether it encompasses observable stress periods. Fitch will also analyze the liquidity of markets and asset classes that are outside of the ones that usually appear in U.S. CEFs. Weaker or shorter data sets, or markets or assets that Fitch determines to be less liquid, will be afforded less credit in Fitch’s analysis, which may result in lower leverage or rating levels.

Fitch affords little or no market value credit for asset classes that are deemed truly illiquid. Notwithstanding, a portfolio that has some exposure to illiquid assets may still be rated under a market value analytical framework provided the illiquid assets are given little or no credit in the analysis and the remaining portfolio is can be analyzed in accordance with this criteria (i.e. via a component of cash flow analysis).

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Appendix 4: Obligations Backed by Private Equity Interests

Distributions from private equity (PE) funds are based on the funds’ ability to monetize or harvest their investments. This asset class is inherently cyclical, with returns in large measure tied to the performance of capital markets and valuations. PE CFOs are generally structured as bankruptcy-remote, special-purpose vehicles (SPVs), and, as such, Fitch will add a ‘sf’ modifier to the assigned rating. Given the usually limited and lagged information available on PE funds, as well as the uncertain nature of PE fund NAVs and returns, PE CFO ratings are capped at the ‘A’ rating category. PE funds may include traditional buyout funds, venture, growth equity, infrastructure, real estate, or other asset classes provided there is a sufficiently robust data set as described below. This analysis is also applicable to transactions that are similar to PE CFOs, such as loans or credit facilities to funds that invest in PE.

The sponsor/manager of the PE CFO should have experience in the sector selecting underlying PE funds and their managers. The sponsor/manager’s reputation and alignment of interests with investors in the rated obligations are a key consideration in the analysis. Clear alignment of interests, such as in the form of a subordinated stake in the PE CFO and/or a commitment to retain interests in the underlying funds, is a positive rating factor.

Fitch analyzes the credit enhancement (OC) available to rated obligations based on the market value of assets, which is instructive in understanding the conservatism of the structure relative to the cyclicality of the asset class. Under this criteria, a minimum of 50% credit enhancement (or conversely loan-to-value [LTV] ratios of 50% or less) is consistent with PE CFO obligations rated investment grade, provided the portfolio is sufficiently diversified and other structural features support an investment-grade rating.

Fitch reviews the PE CFO’s projected performance and distributions over different historical periods to assess whether cash flows are sufficient to pay off rated obligations, taking into consideration the term of the rated obligations and relevant structural features. To be consistent with an investment-grade (A or BBB) rating for its highest ranked class of obligations, a PE CFO will be able to withstand historically observed adverse markets. Fitch looks for at least 10 years of data in this analysis, including at a minimum the stressful period of the 2008 financial crisis (Fitch will look at additional periods of stress if relevant and available). Pertinent performance drivers that will be included in the data for PE funds are NAV changes, distributions, capital calls, and return multiples, as applicable. Fitch bases its analysis on comparable portfolios using data from Cambridge Associates L.L.C. and/or Preqin Ltd, or other sources of robust data.

More specifically, for every vintage year of underlying funds in the portfolio, Fitch analyzes at least 10 years of historical data for comparably aged funds, including their performance during 2008 and 2009, a period of weak performance for PE funds. For example, if a 25% portion of the portfolio being analyzed consists of five-year-old leveraged buyout funds, Fitch will analyze at least 10 years of performance data for five-year-old buyout funds, including their performance through 2008 and 2009, and apply that performance to 25% of the portfolio. In this example, Fitch reviews how 2003 vintage buyout funds (which would be five-years old in 2008) performed starting in 2008 and subsequent years (2009, 2010, etc.) consistent with the number of years of life for the PE CFO.

In this example, if the PE CFO’s life is seven years, Fitch will analyze the performance of the 2003 vintage five-year-old funds over a seven-year period (2008–2014). Fitch will then do the same analysis for five-year-old funds launched in 2004, 2005 and so on, until Fitch has 10 cohorts of data on five-year-old funds, i.e. from 2001–2011. Next, if, for example, the rest of the PE CFO consists of three-year-old funds, six-year-old funds and eight-year-old funds, Fitch will perform the same analysis as for the five-year-old funds described above for each of the other ages of funds and will apply the observed performance to the funds’ proportion of the PE CFO portfolio. In these scenarios,

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Fitch analyzes how the PE CFO under review would have performed if it launched in different years historically, taking into account the performance of fund cohorts over time consistent with the PE CFO’s life and the weighting across vintages in the portfolio.

The level of market value-based credit enhancement, driven by the structural features of the transaction, and as described above, is an important factor in determining the PE CFO’s ratings. At a minimum, to be assigned an investment grade rating, a PE CFO would have to demonstrate an ability to make timely payments on rated obligations applying the performance analysis above.

Fitch also stresses PE CFOs to determine how well the structure can weather weak performance in its underlying funds, in combination with adverse market cycles (including 2008), as described above. A PE CFO should be able to weather the performance observed during adverse markets (including the 2008 financial crisis) as described above, assuming weak performance in its underlying funds consistent with a fourth-quartile ranking to achieve a ‘A’ rating and third-quartile performance to be assigned a ‘BBB’ rating. To measure the CFO’s resilience to this stress, Fitch will run the 10 years of scenarios described above using the performance data for funds ranked in the third or fourth quartile on a return basis. In addition, Fitch reviews the overall track record of managers of the underlying PE funds in the portfolio. Where managers have had a weak, or short, track record, Fitch will fully discount their funds’ NAV as part of the stress testing analysis.

Fitch also conducts stress scenarios for concentrated portfolios or exposures that are materially different from the historical data sample. For PE CFOs, exposure risk is analyzed in terms of PE fund managers, individual PE funds, vintage or investment year, geography and industries, as applicable. Fitch fully discounts any concentrations in the CFO’s portfolio above the prescribed thresholds below. Fitch will discount total portfolio NAV to account for concentration when exposures are greater than, as a percentage of the total NAV, 25% for any single manager and 10% for any single PE fund. There is no haircut by vintage, as vintage concentration will be penalized through the historical data, and will be reflected in lower leverage levels. For example, a portfolio of a single vintage will be applied the performance of the worst-performing vintage in Fitch’s data set.

Given the cyclical nature of PE funds’ NAV and distributions, structural features that protect rated obligations and bridge liquidity shortfalls are important. These can include sufficiently long debt maturities to weather market cycles, cash reserving mechanisms, deleveraging triggers and liquidity facilities. These structural features are embedded in the performance projection models and analyzed as part of the stress scenarios described above.

Foreign exchange risk should not be a primary risk driver for ratings assigned to PE CFOs. PE CFOs may issue notes denominated in the currency of the underlying funds or hedge currency exposures through the use of derivatives. Even fully hedged currency mismatches may be imperfect since the uncertain timing of cash flows from the PE portfolios can result in some mismatch. This residual timing risk is reflected in the ‘A’ rating cap. Unhedged foreign exchange exposure will be fully discounted as part of the stress testing analysis described above.

To the extent the structure relies on counterparties for performance, such as hedging or liquidity, Fitch will evaluate the counterparty terms based on its structured finance counterparty criteria. The CFO’s structural protections are a significant factor in the analysis and may differentiate ratings where portfolios would imply otherwise similar performance through cycles (i.e. ‘BBB’ versus ‘A’ ratings, as described above).

Like other MVS, Fitch considers the robustness and integrity of the valuation methodologies applied to the assets held by PE CFOs, both at time of issuance and through a transaction’s life. Fitch expects that fund valuations be audited at least once per year. PE fund managers should have robust valuation procedures. Fitch will review the portfolio’s overall valuations for reasonableness.

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In its analysis, Fitch relies on third-party models to implement its rating criteria assumptions and construct NAV and distribution projections under various scenarios. These models use historical data on PE fund performance metrics to project distributions and market value changes for the underlying PE funds in the portfolio, which then flow through the transaction’s waterfall and determine the CFO’s ability to pay its obligations, in accordance with the transaction’s terms. Fitch uses the models to apply the assumptions and stress scenarios described in this criteria. While Fitch reviews the models in accordance with its third-party model management procedures, Fitch primarily relies on the model’s providers to ensure its accuracy.

The process described in the paragraphs above is applied to new transactions. When surveilling existing PE CFO ratings, Fitch compares the transaction’s actual performance over time to the assumptions and stress scenarios applied in the original rating analysis at the transaction’s inception. A PE CFO that performs materially worse over time than the projected scenarios will be placed on Rating Watch Negative or downgraded, as determined by a rating committee.

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Appendix 5: Puerto Rican CEFs

This appendix describes the regulatory framework for Puerto Rican closed-end funds (PR CEFs) and outlines unique criteria for rating debt and preferred stock issued by CEFs organized in the U.S. commonwealth of Puerto Rico and regulated by the Investment Company Act of Puerto Rico (the PR Act).

Regulatory Framework: Investment Companies Act of Puerto Rico

PR funds launched prior to 2013 are generally regulated under the Investment Companies Act of Puerto Rico of 1954 (Old PR Act). The Puerto Rico Investment Companies Act of 2013 (New PR Act) covers newly launched funds or PR CEFs that have proactively converted from the Old PR Act to the New PR Act. Fitch applies the same criteria for funds regulated under both the old and new regulations, although we view the New PR Act as having the potential to be credit positive, particularly with respect to diversification.

The New PR Act revamps compliance and governance rules, allows for greater diversification outside of Puerto Rico, establishes formal fund leverage limits, creates a new type of tax-advantaged structure and mandates all rulings by the Commissioner of Financial Institutions (the commissioner) be made public going forward.

Under the Old PR Act, PR investment companies invest mainly in municipal debt issued by the island’s government, in line with a 67% minimum investment requirement. The new law notably lowers the PR investment requirement to 20% for PR CEFs that invest in municipal debt and eliminates it completely for PR CEFs that do not invest in municipal debt. This allows greater diversification of fund portfolios away from distressed PR issuers.

Existing funds are, for the most part, grandfathered in under the Old PR Act, except for compliance with new rules with respect to affiliate transactions; tighter governance over fund directors and officers; and uniformity over repurchasing fund stock from investors. These changes more closely align local investment companies with protections already in place for investors in U.S. mutual funds under the U.S. 1940 Act. Shareholder approval is needed to convert existing funds to the new law, which may prove challenging.

Both laws established minimum diversification requirements, which vary depending on whether the fund is classified as a diversified or nondiversified fund. Diversified funds are limited to investing 5% or less of total assets in any single issuer while retaining 20% or less of the outstanding voting securities of any other issuer. Nondiversified funds are limited to investing 25% or less of total assets in any single issuer while retaining 75% or less of the outstanding voting securities of any other issuer.

Leverage Limits

Fitch-rated funds operating under the Old PR Act have effectively restricted themselves from issuing additional leverage when leverage ratios exceed 50% of total assets. When there is a breach of up to 5%, funds must submit reporting to the commissioner on a monthly basis. When there is a breach beyond 55%, funds may obtain authorization from the commissioner to maintain levels without deleveraging. The New PR Act formalizes these procedures.

Additionally, the Old and New PR Acts do not prohibit funds from paying out common stock dividends when in breach of their leverage thresholds, unlike the U.S. 1940 Act. Despite this, some PR managers have explicitly incorporated the restriction, which Fitch views positively as a credit protection for the rated obligations.

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Capital Structure and Leverage

Leveraged PR CEFs may issue multiple forms of liabilities that include reverse repurchase agreements, margin loans, medium-term notes, short-term notes and preferred stock. PR CEFs normally operate at, although are not explicitly limited to, an overall leverage target of under 50%.

PR CEFs segregate portfolio assets into separate subaccounts, with each subaccount holding collateral for a given fund liability. PR CEF managers have the ability to transfer assets between accounts and top-up collateral as needed, subject to the leverage covenants of each lending arrangement. Each fund liability has a secured legal claim to the collateral in its subaccount, and the liabilities also share jointly in any assets that remain unencumbered at the overall portfolio level.

Fitch primarily looks to the specific collateral at the subaccount level when assigning ratings to debt and preferred stock issued by PR CEFs. Other collateral subaccounts and any unencumbered assets in the fund are not explicitly recognized for purposes of calculating the OC tests. This reflects the uncertain quality and quantity of assets held elsewhere in the fund, as those assets may be encumbered by other borrowers or have limited liquidity.

Fitch also evaluates assets unencumbered, or pledged to other creditors of the fund. This information helps Fitch evaluate the fund’s ability to segregate sufficient collateral to meet obligations to all creditors. Analyzing asset coverage to all liabilities provides a clearer picture to the fund’s ability to continue and provide the rated notes/preferred stock with sufficient collateral.

Capital Structure of U.S. CEFs		Capital Structure of PR CEFs

Portfolio Assets	Nonrated Bank Line, Reverse Repos, etc.		Fungible Assets
	Rated Senior Notes	Subaccount Assets	Subaccount Assets	Subaccount Assets	Subaccount Assets
	Rated Preferred Stock Common Equity	Nonrated Reverse Repos	Rated Medium-Term Notes	Rated Short-Term Notes	Rated Term Preferred Stock
Common Equity

Challenges in Achieving Highest Rating Level

Historically, PR CEFs had typically invested a large portion of their portfolio in non-103 bonds (per Section 103 of the Internal Revenue Code). Non-103 bonds are sold primarily to Puerto Rico investors and are characterized by smaller issue sizes and lower liquidity. Their interest income is exempt from federal, commonwealth, and local taxes for Puerto Rico residents but may be subject to taxes for residents outside Puerto Rico (hence limiting their demand). PR CEFs purchase non-103 bonds because the after-tax interest income for the funds’ investors is typically greater than that of 103 bonds from the same issuer.

A drawback to non-103 bonds is that they are held predominantly by a concentrated and homogenous group of investors in the Puerto Rico market, namely PR CEFs that may be reliant on the liquidity of the underlying assets to repay liabilities during periods of mandatory deleveraging/defeasance. This concentration introduces additional liquidity considerations not explicitly captured in Fitch’s asset discount factors (DFs). As such, Fitch does not afford credit to non-103 bonds at the ‘AAA’ rating level.

Liquidity constraints, combined with the low credit quality of Puerto Rico, make it difficult for PR CEFs with significant direct exposures to PR issuers to achieve the highest rating levels on debt and preferred stock (exceptions are funds that do not assume outsized leverage at the overall fund or any individual subaccount, and invest predominantly in direct U.S. Treasury/agency obligations and/or direct U.S. corporate/municipal obligations).

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Structured Conduit Transactions

At times, PR CEFs may invest in secured notes issued by certain structured conduits that are owned and operated by PR governmental entities. These notes are utilized by PR CEFs to diversify outside of PR when the collateral consists of non-PR obligations (despite being eligible as Puerto Rico securities for the minimum Puerto Rico two-third investment requirement set forth by the PR Act).

In evaluating structured conduit transactions, Fitch seeks to understand whether the fund’s collateral agent will retain possession of the note collateral at the subaccount level and whether the conduit transactional documents grant the collateral agent full authority to liquidate the collateral. In general, Fitch affords limited credit for conduit notes meeting these guidelines, as presented in the table below.

Structured conduit transactions will be considered on a case-by-case basis, including an operational review of the PR conduit operator, and, at minimum, the exposure would remain subject to issuer concentration guidelines and DFs (determined by the conduits’ collateral) in this criteria report.

Fitch Guidelines for Qualifying Notes Issued by Structured PR Conduits

	Maximum % Eligible for Fitch Total OC Test[a]
	AA	A	BBB
Aggregate Exposure to Notes of Structured Puerto Rico Conduits	20	40	60

Note: Fitch applies standard DFs for different rating levels of PR CEF debt and preferred stock.

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Appendix 6: Methodology and Data Sources for Development of Discount Factors

Rating Stress Scenarios

Discounted portfolio asset values are calculated by dividing the current portfolio market value by the appropriate DF for each asset type. The sum of the value of the discounted portfolio assets are then used as the numerator for the Fitch OC tests. DFs are not intended to provide a static view of asset performance, but, rather, they express current views of potential market value loss through current economic conditions and the credit cycle. Fitch will perform a periodic review of DFs using the methodology described in this criteria report. Fitch’s determination of asset DFs was primarily based on worst-loss events experienced by each asset class. Therefore, even if future analysis indicates more positive and/or stable asset performance than implied in the currently presented DFs, Fitch may leave the DFs unchanged.

Categorization of Asset Classes

Fitch reviewed major asset classes within the CEF investable universe and assigned asset groups differentiated by type, and exhibited the magnitude of market value risk (see Appendix 1). This approach segregated assets by sector and subordination in the issuer’s capital structure, domicile, credit rating and duration.

The identification and segmentation of asset classes and sector strikes a balance between having transparency into differences in the market value performance of asset subclasses versus the diminishing benefit of overly specific classifications (due to the correlation of similar assets and the possible introduction of idiosyncratic risks). By striking this balance, it also provides the ability to utilize sufficiently transparent, robust and diversified index proxies that are representative of a portfolios investment mandate in order to develop discount factors.

Quantitative Analysis, Data Sources, and Modeling

For each asset class, Fitch constructed a base case stress based on historical index performance and considered the volatility and liquidity of the given index. The base case stress was then converted into an expected loss at each rating level by multiplying the base case stress by a representative factor for higher rating stress scenarios.

Data Sources and Volatility

Data Quality

The starting point for determining market value Discount Factors for a given asset class or sector is an analysis of rolling observed worst-case price declines experienced by the index over the relevant exposure period expressed in business days. Fitch typically uses a 40-60 business day exposure period for U.S. CEFs since this represents the typical time period from a breach of a market value-based OC test and a mandatory cure through deleveraging or defeasance of rated obligations. For materially longer exposure periods, Fitch will use the worst observed maximum drawdown within the exposure period, rather than a rolling timeframe analysis, when assigning investment-grade ratings. This is intended to avoid giving credit for historically-observed market recoveries that may not be replicated in the future.

The analysis used historical price data drawn from an asset’s representative index. To assign investment-grade ratings, qualified indices will have a robust set of available data, including one or more stress periods including the financial crisis of 2008. The factors Fitch considers in determining data robustness include the frequency of data points, the length of pricing history,

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inclusion of multiple stress periods and business cycles and appropriateness of the data series for the asset category under consideration. For example, Fitch uses S&P 500 Index, including notable periods of stress like the October 1987 ‘crash’ to determine a base case worst loss for U.S. large cap common stocks.

At times, Fitch used multiple indices for its analysis, looking at both price volatility and index constituents. Representative indices for each asset class were selected on the basis of the best fit between the index constituents and typical CEF portfolio holdings.

Liquidity

Fitch views market liquidity in periods of stress to be particularly relevant to ensure that portfolio liquidation mechanisms work as intended, following breaches in leverage collateral tests. Therefore, Fitch added further liquidity haircuts to its analysis based on observations of stressed liquidations and discussions with various internal sector analysts and external market participants.

Additional liquidity haircuts varied by asset type; for example, publicly traded equities received no additional liquidity haircut given the deep, established market for such securities, and investment-grade corporate bonds received an additional nominal 5% loss, which was then added to the historical worst loss.

Expected Loss

A base case stress for each asset class is the sum of the worst loss plus any illiquidity adjustment. Each base case stress was classified by Fitch as being consistent with a particular rating stress, as determined by reviewing the main worst-loss drivers, the scale of decline during the specific economic period and the magnitude of worst loss relative to other historical losses.

Once a rating level was determined for each base case stress, the base case stress was increased using corresponding multipliers to reflect higher expected losses under higher rating stress scenarios. The multiplier was based on historical asset performance by rating category.

For example, to increase a ‘BBB’ rating stress to a ‘AAA’ level, a multiple of two was used. Therefore, if an asset class’s observed worst-case loss for a 45-business-day period was 11%, and this loss was deemed consistent with a ‘BBB’ rating stress, then a ‘AAA’ level worst loss was estimated at 22% over the 45-day period, assuming no additional liquidity add on. For ‘A’ rating level base cases, the add-on for a ‘AAA’ rating level was 1.5x. Most base case worst-case losses were judged to be ‘BBB’ or ‘A’ rating stresses for purposes of this criteria.

Qualitative Assessment

Calculating base case historical stresses per asset category was only one of several factors Fitch considered when determining DFs. Fitch also analyzed the fundamental characteristics of assets, which included an analysis of the asset’s structure (e.g. convertible securities) and information transparency (e.g. liquidity).

An asset class’s seniority/subordination was also analyzed, and more subordinated assets typically received higher DFs. For example, equities received more conservative DFs, compared with bonds. However, this was not always the case; for instance, third lien secured leveraged loans received lower DFs than unsecured high-yield bonds, primarily due to the relatively poor liquidity associated with such loans.

Given the importance of robust historical data in determining worst-loss estimates, asset classes that did not include significant periods of stress were afforded little to no credit for the purpose of Fitch’s analysis.

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Appendix 7: Example of CEF OC Tests and Rating Analysis

In response to questions Fitch received over time we are providing below an example of our analysis of a CEF. This example does not encompass every aspect of the analysis Fitch does, but covers a few of the key elements on which investors and market participants had questions.

Fund Overview

The fund in the example is a U.S. CEF investing primarily in high yield corporate bonds. The fund is managed by an asset manager with significant experience and a large asset base in the sector, good level of staffing, and operational controls.

Transaction Overview

The fund currently has $575 million of assets and $175 million drawn on a bank credit facility, which makes for a leverage ratio of about 30%. The fund manager would like the fund to issue preferred shares to diversify funding sources, provide the fund with more cushion above regulatory leverage asset coverage requirements, and increase leverage. The fund will issue $100 million of mandatory redeemable preferred shares (MRPS) and will use $50 million of the proceeds to pay down the bank credit facility and the other $50 million to buy additional assets proportionally to the current composition of the portfolio, increasing leverage to 36%. See table below for an overview of the transaction.

Example: Transaction Summary

	Fund Current Portfolio		Fund Portfolio Pro Forma to MRPS Issuance
Asset Category	Market Value ($ Mil.)	% of Assets	Market Value ($ Mil.)	% of Assets
Corporate Bonds, Developed Countries, in ‘BBB’ Rating Category; 0–10 Years to Maturity	75	13	82	13
Corporate Bonds, Developed Countries, in ‘BB’ Rating Category	275	48	299	48
Corporate Bonds, Developed Countries, in ‘B’ Rating Category	175	30	190	30
Corporate Bonds, Developed Countries, Rated ‘CCC’ or Lower or Unrated	50	9	54	9
Total Assets	575	100	625	100

Leverage: Bank Credit Facility	175		125
Leverage: MRPS	0		100
Total Leverage	175		225

Leverage Ratios	Pre-Issuance Value (%)	Post-Issuance Value (%)
Senior Leverage	30	20
Total Leverage	30	36

Asset Coverage Ratios
1940 Act 300% Asset Coverage	329	500
1940 Act 200% Asset Coverage	329	278

Note: All figures are hypothetical and shown for illustrative purposes.

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Analysis of Legal Documentation

Fitch reviews the legal documentation for the transaction to understand how asset coverage tests are defined. In this example, the MRPS documentation states that the fund covenants to maintain the Fitch overcollateralization (OC) tests. The documents define the test as the ratio of discounted assets to the amount of MRPS outstanding (a 100% coverage requirement). Furthermore, discounted assets are defined as the assets of the fund at market value, discounted based on the discount factors outlined in Fitch’s rating criteria for ‘AA’ fund ratings (the most current criteria, as may be amended from time to time).

Because the documents refer to the ‘AA’ rating level discount factors in Fitch’s criteria, Fitch will calculate the OC tests based on these discount factors. More often documents refer to discount factors “at the rating then assigned,” which Fitch then interprets based on discussions with the fund manager regarding the rating level it covenants to maintain.

Fitch also analyzes the legal documentation to determine the exposure period for the OC test, or the period during which the rated securities may be exposed to market value declines. An exposure period is comprised of the frequency of OC test calculations, a cure period, and a redemption period. Adding all three together yields the exposure period. In its analysis, Fitch generally assumes that a fund will wait until the last day allowed by the legal documentation to take action.

In this example, the fund covenants to calculate the Fitch OC tests every week on Fridays, which is a calculation period of five business days. It means that since the last time the fund calculated the test (on Friday), there could have been five days on which it did not pass the test (starting the following Monday) until it calculated the test again. Next, the fund covenants that if it breaches the Fitch OC tests, it will have 20 business days to cure the test. Finally, if the fund cannot cure the test by the end of the cure period, it will have 30 calendar days to redeem enough MRPS to bring the test back into compliance. Therefore the total exposure period adds up to 48 business days (five business days during the calculation period plus 20 business days for the cure period plus 30 calendar days, or about 23 business days, for the redemption period).

The total exposure period of 48 business days falls within Fitch’s criteria of 40–60 business days, so the discount factors outlined in the criteria can be used for the OC tests.

OC Test

Fitch will analyze the portfolio on a pro forma basis, using the expected composition of the portfolio following the transaction. As the transaction documents covenant that the fund will calculate the OC tests at the ‘AA’ discount factors, these are the discount factors Fitch will use in calculating the tests. Discount factors for the portfolio in the example will be applied as shown in the table on page 33.

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Example: Fitch Overcollateralization Test Calculation

	Fund Portfolio Pro-Forma to MRPS Issuance
Asset Category	Market Value ($ Mil.)	% of Assets	Fitch ‘AA’ Discount Factor	Discounted Value ($ Mil.)
Corporate Bonds, Developed Countries, in ‘BBB’ Rating Category; 0-10 Years to Maturity	82	13	1.50	54
Corporate Bonds, Developed Countries, in ‘BB’ Rating Category	299	48	1.60	187
Corporate Bonds, Developed Countries, in ‘B’ Rating Category	190	30	1.80	106
Corporate Bonds, Developed Countries, Rated ‘CCC’ or Lower or Unrated	54	9	2.55	21
Total Assets	625	100		368

Leverage
Leverage: Bank Credit Facility	125
Leverage: MRPS	100
Total Leverage	225

Leverage Ratios	Post-Issuance Value (%)	Formula
Senior Leverage	20	Bank Debt/Total Assets
Total Leverage	36	(Bank Debt + MRPS)/Total Assets

Asset Coverage Ratios
AA Total OC	164	Total Discounted Assets/
		(Bank Debt + MRPS)
AA Net OC	243	(Total Discounted Assets - Bank Debt)/MRPS
1940 Act 300%	500	Total Assets/Bank Debt
1940 Act 200%	278	Total Assets/(Bank Debt + MRPS)

Note: All figures are hypothetical and shown for illustrative purposes.

This analysis assumes the portfolio is diversified by issuer and sector and has no additional exposures that need to be captured, such as foreign exchange or derivatives. Excess concentration above Fitch’s criteria or additional exposures that need to be captured will lead to higher discount factors.

To calculate the Fitch Total OC test, the sum of discounted market value from the table above, $368 million, is divided by the total leverage of $225 million, to yield asset coverage of 164%, which is above the 100% threshold for this test.

To calculate the Fitch Net OC test, the debt senior to the rated MRPS, $125 million, is subtracted from the sum of discounted market value from the table above, $368 million. The result, $243 million, is divided by the junior rated leverage of $100 million, to yield asset coverage of 243%, which is above the 100% threshold for this test.

The fund meets the asset coverage requirements at the ‘AA’ level.

Bank Credit Agreement

Since the fund has a credit facility Fitch will review the agreement governing the facility to assess the impact of any provisions in the agreement on the rated MRPS. In this example the MRPS documentation states that payments to the MRPS will be restricted upon breach of certain provisions of the bank facility credit agreement. The credit agreement states that payment to the MRPS will be restricted if the fund breaches the 1940 Act 300% asset coverage test for senior debt and does not cure the breach within five business days.

The asset coverage for this test in the example is currently 500% (the market value of the portfolio divided by the amount of the credit facility outstanding), so a breach of the coverage is a remote possibility. However, under certain configurations of the capital structure, such as if

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the credit facility made up a much bigger portion of the leverage than now, a breach of this test is more likely. In that case there may be a payment interruption to the MRPS if a payment is due because of mandatory redemption or a dividend payment. Fitch views positively the fact that a breach of the test in itself will not restrict payment to the preferred, only a breach and failure to cure within five business days.

Final Rating

A rating committee considers all of the factors above and votes to assign a ‘AA’ rating to the MRPS. The rating and key factors driving it are described in a press release that is sent to the fund manager for a factual review, and then made public. Once the MRPS are issued the fund manager calculates the Fitch OC tests on a weekly basis as covenanted in the documents, and Fitch receives and reviews the fund’s OC tests and portfolio on a monthly basis.

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Appendix 8: Application of Criteria to Non-Market Value Exposures

In addition to the structures discussed above, this rating criteria is also applicable to obligations of funds or portfolios that invest in less liquid or illiquid assets, or which do not rely on market value-based structural protections such as de-leveraging mechanisms. The main principle of the methodology will be to match the analysis to the performance of the asset class in question based on the structural protections in the transaction. For example, for debt backed by a private equity buyout fund, Fitch will review the range of performance of similar funds and of the fund’s manager through various market conditions. Or in the case of debt backed by a portfolio of loans to municipal or infrastructure projects, Fitch reviews the default and performance history of similar assets.

To maintain consistency across Fitch this criteria may use elements of other rating criteria at Fitch where relevant. For example, we may look to the CLO criteria to apply corporate default probabilities to issuers in a portfolio. This criteria is not applicable to transactions that can be rated under another stand-alone criteria at Fitch, which will be determined based on the structural protections present in legal documentation.

Structures that do not have a well-established historical track record will be capped at a ‘A’ rating.

Key elements of this criteria are:

•	Asset analysis

•	As noted above, this will involve matching the assets in the portfolio to relevant historical data through different market conditions. Performance thresholds will be calibrated to similar relevant measures at Fitch, such as transition and default studies for relevant sectors. For example, the expected performance of a portfolio of municipal loans will be matched to the relevant default rate in the municipal transition and default studies to derive the rating. Fitch may also use stressed analysis of management’s projected performance to inform Fitch’s expected performance of the assets.

•	Structural protections

•	Structural protection mechanisms, such as cash trapping, asset coverage requirements, reserve accounts, minimum investment thresholds, or other features, will inform the asset analysis described above. For example, for a transaction that relies on the default trend of assets, this performance will be analyzed relative to the maturity timeframe of the rated obligation.

•	Management and other counterparties

•	The expertise, resources, and performance of counterparties relevant to the transaction is an important qualitative consideration. Fitch reviews the experience of relevant counterparties in managing or providing services to similar transactions or asset types. Fitch expects that in most cases the management and counterparty review will be neutral to the indicative rating derived from the analysis of the assets and structural protections. Where the portfolio manager or counterparty exhibits weaknesses that could impact the outcome of the transaction, such as in its resources, past performance, or risk management for example, this will have a negative influence on the indicative rating. Conversely, managers or counterparties that exhibit very strong attributes that may positively influence the outcome of the transaction may see a positive rating influence.

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